UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2007

BUCK-A-ROO$ HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-124016	05-0581183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17641 Vanowen Street, Van Nuys, CA	91406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 758-6500

Deja Foods, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On December 3, 2007, the Bankruptcy Court entered an order confirming the Modified First Amended Combined Plan of Reorganization of Deja Foods, Inc., and M&L Wholesale Foods, LLC (the “Reorganization Plan”). The Reorganization Plan was described in the Registrant’s Current Report on Form 8-K/A filed with the Commission on December 7, 2007. The Reorganization Plan became effective on December 14, 2007 (the Effective Date”). On the Effective Date, the Registrant changed its name to Buck-A-Roo$ Holding Corporation.

Item 3.02 Unregistered Sales of Equity Securities

On December 14, 2007, we issued and sold an aggregate of 1,965,714 shares of Common Stock for $825,600 cash and received commitments for the purchase of an additional 415,238 shares for approximately $174,400. The issuances of the Common Stock was exempt from registration under the Securities Act of 1933 (the “1933 Act”) in reliance on Section 4(2) of the 1933 Act and Rule 504 of Regulation D promulgated under the 1933 Act. The recipients of securities in the transaction represented their intention to acquire the securities for investment only and not with a view to resale or distribution thereof, and appropriate legends were affixed to share certificates. Each of the recipients of securities in the transaction were accredited or sophisticated investors and had adequate access, through business or personal relationships other relationships, to information about us. No general advertising or solicitation was utilized in connection with the offer or sale of the securities. The issuance of the securities to recipients did not involve a public offering. No underwriting commission or discounts were given or paid in this transaction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCK-A-ROO$ HOLDING CORPORATION

DATED: December 18, 2007	By:	/s/ David Fox
David Fox Chief Executive Officer